Exhibit 2.1
RECAPITALIZATION AGREEMENT
     This RECAPITALIZATION AGREEMENT, dated as of March 7, 2011 (this “Agreement”), is by and among MoneyGram International, Inc., a Delaware corporation (the “Company”), the investors listed under the heading “THL Investors” on Exhibit A hereto (the “THL Investors”) and the investors listed under the heading “GS Investors” on Exhibit A hereto (the “GS Investors” and, together with the THL Investors, the “Investors”).
     WHEREAS, the Company and certain of the Investors are each a party to that certain Amended and Restated Purchase Agreement, dated as of March 17, 2008 (the “Purchase Agreement”), pursuant to which the Company and such Investors agreed to effect a recapitalization of the Company (the “Initial Recapitalization”);
     WHEREAS, on March 24, 2008 and in furtherance of the Initial Recapitalization, the Company filed the Certificate of Designations, Preferences and Rights of Series B Participating Convertible Preferred Stock of MoneyGram International, Inc. (the “Series B Certificate of Designations”) relating to its Series B Participating Convertible Preferred Stock, par value $0.01 (the “Series B Preferred Stock”);
     WHEREAS, on March 24, 2008 and in furtherance of the Initial Recapitalization, the Company filed the Certificate of Designations, Preferences and Rights of Series B-1 Participating Convertible Preferred Stock of MoneyGram International, Inc. (the “Series B-1 Certificate of Designations”) relating to its Series B-1 Participating Convertible Preferred Stock, par value $0.01 (the “Series B-1 Preferred Stock”);
     WHEREAS, on March 24, 2008 and in furtherance of the Initial Recapitalization, the Company filed the Certificate of Designations, Preferences and Rights of Series D Participating Convertible Preferred Stock of MoneyGram International, Inc. (the “Series D Certificate of Designations”) relating to its Series D Participating Convertible Preferred Stock, par value $0.01 (the “Series D Preferred Stock”);
     WHEREAS, on March 25, 2008, the Company consummated the Initial Recapitalization pursuant to which (i) the THL Investors acquired, in the aggregate, 495,000 shares of Series B Preferred Stock, (ii) the GS Investors acquired, in the aggregate, 265,000 shares of Series B-1 Preferred Stock, (iii) the Company issued 7,500 shares of Series B-1 Preferred Stock to The Goldman Sachs Group, Inc., as directed by Goldman, Sachs & Co for its investment banking advisory fee, (iv) GSMP V Onshore US, Ltd., an exempted company incorporated in the Cayman Islands with limited liability (“GSMP Onshore”), GSMP Offshore US, Ltd., an exempted company incorporated in the Cayman Islands with limited liability (“GSMP Offshore”), GSMP V Institutional US, Ltd., an exempted company incorporated in the Cayman Islands with limited liability (together with GSMP Onshore and GSMP Offshore, the “GS Note Purchasers”) acquired $500.0 million of senior secured second lien notes due 2018 (the “Second Lien Notes”) issued by MoneyGram Payment Systems Worldwide, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Worldwide”), pursuant to an Indenture, dated as of March 25, 2008 (the “Indenture”), by and among the Company, Worldwide, the other guarantors party thereto and Deutsche Bank Trust Company Americas, a New York banking corporation, as trustee and collateral agent (the “Trustee”) and the Second Amended and Restated Note Purchase

Agreement, dated as of March 25, 2008, among Worldwide, the Company and the GS Note Purchasers;
     WHEREAS, all of the shares of Series B Preferred Stock are held by the THL Investors;
     WHEREAS, all of the shares of Series B-1 Preferred Stock are held by the GS Investors;
     WHEREAS, each share of Series B Preferred Stock and each share of Series B-1 Preferred Stock pays a cash dividend at an annual rate of 10%, which rate, in the event such dividend is accrued, increases to 12.5% through March 25, 2013, and to 15% thereafter;
     WHEREAS, each share of Series B Preferred Stock is convertible, at any time at the option of the holder thereof, into shares of common stock of the Company, par value $0.01 (“Common Stock”), at the price of $2.50 per share of Common Stock;
     WHEREAS, each share of Series B-1 Preferred Stock is convertible, at any time for so long as it is held by a GS Investor, into shares of Series D Preferred Stock at the conversion price specified in the Series B-1 Certificate of Designations;
     WHEREAS, in order to facilitate the simplification of the capital structure of the Company and for other good and valid business reasons, the parties hereto desire to enter into a transaction (the “Recapitalization”) pursuant to which (i) the THL Investors will convert all of the shares of Series B Preferred Stock into Common Stock in accordance with the Series B Certificate of Designations, (ii) the GS Investors will convert all of the shares of Series B-1 Preferred Stock into Series D Preferred Stock in accordance with the Series B-1 Certificate of Designations, (iii) the Series D Certificate of Designations will be amended as set forth on Annex A, (iv) the Company will pay each Investor cash in the amount equal to the dividends payable (at a 12.5% accrual rate) on the shares of Series B Preferred Stock or Series B-1 Preferred Stock, as applicable, with respect to the days between the end of the immediately preceding quarterly period for which dividends were accrued and the Closing Date (including the Closing Date), and (v) as an inducement to the Investors to effect such conversions in accordance with the Series B Certificate of Designations and the Series B-1 Certificate of Designations and to forgo the rights to liquidation preferences and future dividends provided for in the Series B Preferred Stock Certificate of Designations and the Series B-1 Preferred Stock Certificate of Designations, as applicable, the Company will pay the Investors additional consideration in the form of cash and issue to the Investors additional shares of Common Stock or Series D Preferred Stock, as applicable;
     WHEREAS, the parties hereto agree that the aggregate of the fair market value of the shares of Common Stock and Series D Preferred Stock and the amount of cash that the Investors shall receive pursuant to the Recapitalization is equal to the fair market value of the Series B Preferred Stock or Series B-1 Preferred Stock surrendered pursuant thereto;
     WHEREAS, it is intended that this Agreement constitute a plan of reorganization of the Company within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and that the transactions effected by each Investor pursuant to the Recapitalization collectively constitute an exchange pursuant to a recapitalization within the meaning of Section 368(a)(1)(E) of the Code;

     WHEREAS, concurrently with the execution of this Agreement, Worldwide, the GS Note Purchasers and the Trustee have entered into a consent agreement with respect to the Second Lien Notes held by the GS Investors on the terms and conditions set forth therein;
     WHEREAS, a special committee of independent and disinterested directors (the “Special Committee”) of the Board of Directors of the Company (the “Board of Directors”), comprised of Ms. Ann Mather and Messrs. W. Bruce Turner, J. Coley Clark and Victor W. Dahir, has been formed to evaluate and negotiate the terms of the Recapitalization on behalf of the Company;
     WHEREAS, the Special Committee has engaged J.P. Morgan Securities LLC as its independent financial advisor (“J.P. Morgan”), and the Special Committee has received a valuation letter of J.P. Morgan, dated the date of this Agreement, setting forth a range of values for Series B Preferred Stock and Series B-1 Preferred Stock, in the aggregate, as of the date thereof, and subject to the various assumptions and qualifications set forth therein (the “J.P. Morgan Letter”);
     WHEREAS, the Special Committee has determined that this Agreement and the Recapitalization are in the best interests of the Company and its stockholders, specifically including the stockholders of the Company other than the THL Investors and the GS Investors;
     WHEREAS, the Special Committee unanimously approved the Recapitalization and has recommended the terms of the Recapitalization to the Board of Directors;
     WHEREAS, the Board of Directors has determined that this Agreement and the Recapitalization are in the best interests of the Company and its stockholders, specifically including the stockholders of the Company other than the THL Investors and the GS Investors;
     WHEREAS, the Board of Directors has approved the terms of the Recapitalization and resolved to recommend to the Company’s stockholders that the stockholders vote to approve the Recapitalization.
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:
ARTICLE I
RECAPITALIZATION
     Section 1.1 Conversion and Recapitalization.
     (a) Effective as of the Closing Date (as defined below), and on the terms and subject to the conditions set forth in this Agreement, each of the THL Investors shall convert all of its shares of Series B Preferred Stock into the number of shares of Common Stock listed opposite such Investor’s name on Exhibit A hereto in accordance with the Series B Certificate of Designations and shall, at the Closing (as defined below), deliver to the Company the certificate or certificates representing such Series B Preferred Stock.

     (b) Effective as of the Closing Date, and on the terms and subject to the conditions set forth in this Agreement, each of the GS Investors shall convert all of its shares of Series B-1 Preferred Stock into the number of shares of Series D Preferred Stock listed opposite such Investor’s name on Exhibit A hereto in accordance with the Series B-1 Certificate of Designations and shall, at the Closing, deliver to the Company the certificate or certificates representing such Series B-1 Preferred Stock.
     (c) The Company, to the extent necessary, consents to the conversions set forth in Section 1.1(a) and Section 1.1(b) on the terms and subject to the conditions set forth in this Agreement.
     (d) On the Closing Date, pursuant to the Recapitalization, the Company shall: (i) issue and deliver to each Investor a certificate or certificates representing the number of shares of Common Stock or Series D Preferred Stock, as applicable, issuable upon conversion of such shares (and, solely with respect to the Series B Preferred Stock, a check payable in an amount corresponding to any fractional interest in a share of Common Stock as provided in Section 7(b)(vi) of the Series B Certificate of Designations); (ii) pay each Investor cash by wire transfer of immediately available funds in the amount equal to the dividends payable (at the 12.5% accrual rate) on the shares of Series B Preferred Stock or Series B-1 Preferred Stock, as applicable, listed opposite such Investor’s name on Exhibit A hereto with respect to the days between the end of the immediately preceding quarterly period for which dividends were accrued and the Closing Date (including the Closing Date); (iii) pay each Investor cash by wire transfer of immediately available funds in the amount set forth opposite such Investor’s name on Exhibit A hereto; and (iv) deliver to each Investor such additional shares of Common Stock or Series D Preferred Stock, as applicable, listed opposite such Investor’s name on Exhibit A hereto.
     (e) Each of the actions set forth in this Section 1.1 shall be effected simultaneously.
     (f) Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall diminish the Company’s rights to pay on the applicable Dividend Payment Date (as defined in the Series B Certificate of Designations and Series B-1 Certificate of Designations) any dividends with respect to the Series B Preferred Stock or Series B-1 Preferred Stock for quarterly dividend periods ending after the date hereof and prior to the Closing Date in cash in accordance with the Series B Certificate of Designations or Series B-1 Certificate of Designations, as applicable, in which case the number of shares of Common Stock or Series D Preferred Stock to be delivered at the Closing shall be reduced accordingly and the Investors will have the opportunity to review and confirm the accuracy of such reduction.
     Section 1.2 Closing. The closing of the Recapitalization (the “Closing”) shall take place as promptly as practicable, but in no event later than two business days, after the satisfaction or waiver of all of the conditions to Closing set forth in Article IV hereof (other than those conditions that by their nature cannot be satisfied until the time of Closing, but subject to the satisfaction or waiver by the requisite parties of those conditions), at 10:00 am central time at the offices of Vinson & Elkins L.L.P., 2001 Ross Avenue, Suite 3700, Dallas, Texas, or at such other time or place as the Company and the Investors may agree in writing (the date of the Closing, the “Closing Date”).

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company represents and warrants to the Investors, as of the date hereof and on the Closing Date, as follows:
     Section 2.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted.
     Section 2.2 Capitalization.
     (a) The authorized capital stock of the Company consists of (i) 760,000 shares of Series B Preferred Stock, of which 495,000 shares were issued and outstanding as of the date of this Agreement, (ii) 500,000 shares of Series B-1 Preferred Stock, of which 272,500 shares were issued and outstanding as of the date of this Agreement, (iii) 200,000 shares of Series D Preferred Stock, of which no shares were issued and outstanding as of the date of this Agreement, and (iv) 1,300,000,000 shares of Common Stock, of which 83,620,522 shares were issued and outstanding as of March 1, 2011. Except as set forth in this Section 2.2(a), there is no outstanding capital stock of the Company or any securities directly or indirectly convertible into, or exercisable or exchangeable for any capital stock of the Company, other than any outstanding employee stock options or director restricted stock units. All of the outstanding shares of capital stock of the Company have been duly authorized and are validly issued, fully paid and nonassessable.
     (b) When issued and delivered pursuant to this Agreement, the Common Stock and Series D Preferred Stock to be issued in accordance with the terms of this Agreement will be duly authorized and validly issued, fully paid and nonassessable, free from all preemptive rights and free from all taxes, liens, security interests and charges (other than liens or charges created by the holder or taxes in respect of any transfer occurring contemporaneously therewith).
     (c) Except (A) for the rights granted pursuant to this Agreement or (B) as previously disclosed by the Company in any reports, schedules, forms, statements or other documents filed or furnished since January 1, 2009 (not including any documents incorporated by reference during such period), and publicly available on the EDGAR system of the Securities and Exchange Commission (the “SEC”) prior to the date of this Agreement, there are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls, preemptive rights or other rights obligating the Company or any of its subsidiaries to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of the Company or any of its subsidiaries, other than any outstanding employee stock options or director restricted stock units.

     Section 2.3 Authorization of Agreements, etc.
     (a) The Company has the power and authority to execute and deliver this Agreement and, subject to the Stockholder Approval, to perform its obligations under this Agreement. The Special Committee and the Board of Directors have unanimously approved the Recapitalization.
     (b) Each of (i) the execution and delivery by the Company of this Agreement and (ii) subject to the Stockholder Approval, the performance by the Company of its obligations hereunder, including the issuance and delivery of the Common Stock and Series D Preferred Stock to be issued hereunder, has been duly authorized by all requisite corporate action on the part of the Company.
     Section 2.4 Validity. This Agreement has been duly executed and delivered by the Company. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.
     Section 2.5 Governmental Approvals; Consents. Subject to the accuracy of the representations and warranties of the Investors set forth in Article III and except for applicable filings, notices and approvals, if any, required by applicable federal, state and foreign laws and regulations or Governmental Authorities (as defined below) governing securities, and check and money order and money transmission businesses (including the filing with and clearance by the SEC of the Proxy Statement (as defined below)), no registration or filing with, or consent or approval of, or other action by, any federal, state or other governmental or regulatory agency, court, instrumentality or securities exchange (each, a “Governmental Authority”) is or will be necessary for the valid execution, delivery and performance of this Agreement by the Company or the issuance and delivery of the Common Stock and Series D Preferred Stock, as applicable, to be issued hereunder to the Investors.
     Section 2.6 No Conflicts. Except as disclosed on Schedule 2.6, neither the execution, delivery and performance by the Company of this Agreement and any documents ancillary hereto, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by the Company with any of the provisions hereof and thereof, will (A) violate or conflict with its certificate of incorporation or bylaws, (B) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under, any of the material terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation (each, a “Contract”) to which the Company or any of its subsidiaries is a party or by which it may be bound, or to which the Company or any of its subsidiaries or any of the properties or assets of the Company or any of its subsidiaries may be subject, or (C) subject to receipt of the Stockholder Approval, violate any statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree of any Governmental Authority applicable to the Company or any of its subsidiaries or any of their respective properties or assets; except, in the case of clauses (B) and (C), as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its subsidiaries, taken as a whole.
     Section 2.7 Brokers and Finders. Except as disclosed on Schedule 2.7, neither the Company nor any of its subsidiaries nor any of their respective officers, directors or employees has incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees in connection with this Agreement or the transactions contemplated hereby.
     Section 2.8 J.P. Morgan Letter. The Special Committee has received the J.P. Morgan Letter, setting forth a range of values for the Series B Preferred Stock and Series B-1 Preferred Stock, in the aggregate, as of the date thereof, and subject to the various assumptions and qualifications set forth therein. J.P. Morgan has not withdrawn the J.P. Morgan Letter, and J.P. Morgan has authorized the Company to include the J.P. Morgan Letter and/or references thereto in the Proxy Statement. A correct and complete copy of the J.P. Morgan Letter has been delivered to the Investors (IT BEING ACKNOWLEDGED AND AGREED THAT SUCH J.P. MORGAN LETTER IS ADDRESSED SOLELY TO THE SPECIAL COMMITTEE AND IS INTENDED SOLELY FOR THE BENEFIT AND USE OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS IN CONSIDERING THE RECAPITALIZATION).
ARTICLE III
REPRESENTATIONS, WARRANTIES AND AGREEMENT OF THE INVESTORS
     Each of the Investors, severally and not jointly, represents and warrants to and agrees with the Company as of the date hereof and on the Closing Date as follows:
     Section 3.1 Organization. Such Investor is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite limited partnership power (or the equivalent thereto) and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted.
     Section 3.2 Authorization. Such Investor has the limited partnership power (or the equivalent thereto) and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance by such Investor of this Agreement and the conversion of the Series B Preferred Stock or Series B-1 Preferred Stock, as applicable, by such Investor, have been duly authorized by all requisite action on the part of such Investor.
     Section 3.3 Validity. This Agreement has been duly executed and delivered by such Investor. This Agreement constitutes the legal, valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms.
     Section 3.4 Purchase for Investment. Such Investor acknowledges that the Common Stock or Series D Preferred Stock, as applicable, to be issued to such Investor pursuant to this Agreement has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations thereunder or under any state securities laws. Such Investor (i) is acquiring the Common Stock or Series D Preferred Stock, as applicable, for its own account pursuant to an exemption from registration under the Securities Act solely for investment and not with a view to distribution in violation of the securities laws, (ii) will not sell or otherwise dispose of any of the Common Stock or Series D Preferred Stock, as applicable, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, (iii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Common Stock or Series D Preferred Stock, as applicable, and of making an informed investment decision and (iv) is an “accredited investor” as that term is defined in Rule 501 promulgated under the Securities Act. Such Investor has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, prospects of the Company and its subsidiaries and acknowledges that such Investor has been provided access to the personnel, properties, premises and records of the Company and its subsidiaries for such purposes. In entering into this Agreement, such Investor has relied solely upon its own investigation and analysis and the specific representations and warranties of the Company set forth in Article II of this Agreement
     Section 3.5 Governmental Approvals; Consents. Except for (A) filings required by applicable federal and state securities laws and (B) compliance with the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), if applicable, no registration or filing with, or consent or approval of, or other action by, any Governmental Authority or any other third person or entity is or will be necessary by such Investor for the valid execution, delivery and performance of this Agreement or the acquisition of the Common Stock or Series D Preferred Stock, as applicable, to be issued hereunder.
     Section 3.6 No Conflicts. Neither the execution, delivery and performance by such Investor of this Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by such Investor with any of the provisions thereof, will (A) violate or conflict with its certificate of limited partnership, partnership agreement, limited liability company agreement, certificate of incorporation or bylaws, as applicable, (B) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of such Investor under any of the material terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which such Investor is a party or by which it may be bound, or to which such Investor or any of the properties or assets of such Investor may be subject, or (B) materially violate any statute, rule or regulation or, to the knowledge of any Investor, any judgment, ruling, order, writ, injunction or decree applicable to such Investor or any of its properties or assets, except in the case of clauses (B) and (C) for such violations, conflicts and breaches as would not reasonably be expected to have a material adverse effect on the ability of the Investor to consummate the transactions contemplated by this Agreement.
     Section 3.7 Ownership of Shares. Such Investor is the record and beneficial owner of the issued and outstanding Series B Preferred Stock or Series B-1 Preferred Stock, as applicable, listed opposite such Investor’s name on Exhibit A hereto, free and clear of any liens, claims, encumbrances, security interests, options, charges and restrictions of any kind (other than transfer restrictions imposed under applicable securities laws, by the Purchase Agreement and the Amended and Restated Shareholders Agreement, dated as of March 17, 2008, by and among the THL Investors and the GS Investors (the “Shareholders Agreement”)).

     Section 3.8 Brokers and Finders. No such Investor nor any of its affiliates nor any of their respective officers, directors or employees has incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees in connection with this Agreement or the transactions contemplated hereby.
     Section 3.9 Proxy Statement Information. None of the information supplied by such Investor in writing for inclusion in the Proxy Statement related to the Stockholder Meeting will, at the time such information is provided to the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect.
ARTICLE IV
CONDITIONS PRECEDENT
     Section 4.1 Conditions Precedent to the Obligations of the Investors in connection with the Closing. The respective obligations of each of the Investors to consummate the Recapitalization are subject to the satisfaction (or waiver by Investors holding, in the aggregate, at least 97% of the shares of Series B Preferred Stock (provided, however, that with respect to the conditions in the first sentence of Section 4.1(c) and Sections 4.1(e) and (f), such percentage shall be 100% of the shares of Series B Preferred Stock) and 100% of the Series B-1 Preferred Stock) of the following conditions at or prior to the Closing:
     (a) Representations and Warranties to Be True and Correct. The representations and warranties of the Company contained in this Agreement that are qualified by materiality shall be true and correct, and the representations and warranties of the Company contained in this Agreement that are not so qualified shall be true and correct in all material respects as of the date hereof and on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date, and each of the Investors shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.
     (b) Performance. The Company shall have performed and complied in all material respects with all agreements, covenants and conditions contained herein required to be performed or complied with by it prior to or on the Closing Date, and each of the Investors shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.
     (c) Legal Proceedings. On the Closing Date, no Governmental Authority shall have issued any order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the Recapitalization. There shall not be any action, litigation or proceeding instituted, commenced or pending by or before any Governmental Authority that could reasonably be expected to prevent, or result in substantial damages with respect to, the consummation of the transactions contemplated by this Agreement.

     (d) Necessary Approvals. All necessary governmental approvals, including regulatory approvals, and necessary third party consents shall have been obtained, and the Board of Directors shall not have modified or withdrawn the Recommendation (as defined herein).
     (e) Stockholder Approval. (i) The Recapitalization and all actions necessary to effectuate the Recapitalization that require approval by the Company’s stockholders under applicable law or requirements of a national securities exchange or any other matter that requires shareholder approval pursuant to this Agreement shall have been approved by the affirmative vote of a majority of the outstanding shares of the Common Stock and Series B Preferred Stock (on an as-converted basis), voting as a single class, present in person or by proxy at the Stockholders’ Meeting, and (ii) the Recapitalization shall have been approved by the affirmative vote of a majority of the outstanding shares of Common Stock (not including the Series B Stock or any other stock of the Company held by any Investor), present in person or by proxy at the Stockholders’ Meeting (such approvals, collectively, the “Stockholder Approval”).
     (f) Listing on New York Stock Exchange; Registration. At the Closing, the shares of Common Stock issued pursuant to this Agreement and the shares of Common Stock issuable upon conversion of the Series D Preferred Stock issued pursuant to this Agreement (collectively, the “Shares”) shall be duly listed and admitted and authorized for trading, subject to official notice of issuance, on the New York Stock Exchange (the “NYSE”). The Company shall have filed a pre-effective amendment to its registration statement on Form S-3 (the “Registration Statement”) such that the Registration Statement shall include the sale and resale of all of the Shares and the Series D Preferred Stock.
     (g) Financing. The Company shall have received such financing (the “Financing”) in an amount and on terms reasonably acceptable to Thomas H. Lee Equity Fund VI, L.P. (“THL Fund VI”) and the GS Investors in order to consummate the transactions contemplated by this Agreement, it being understood that Financing on terms, taken as a whole, not materially less favorable to the Company than those set forth on the term sheet attached hereto as Annex B shall be deemed to be reasonably acceptable to THL Fund VI and the GS Investors.
     (h) No Material Adverse Effect. There has been no event, development, circumstance or occurrence since the date hereof that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole.
     (i) Closing of Other Investors. Such other Investors shall have consummated, or will consummate simultaneously, the actions required by them to consummate the Recapitalization such that at least 97% of the shares of Series B Preferred Stock and 100% of the Series B-1 Preferred Stock will be converted in accordance with the terms of this Agreement at the Closing.
     (j) Amendment to the Registration Rights Agreement. The Company shall have delivered an executed counterpart to the Registration Rights Amendments to the Investors.
     Section 4.2 Conditions Precedent to the Obligations of the Company in Connection with the Closing. The obligations of the Company to consummate the Recapitalization are subject to the satisfaction (or waiver by the Company, which waiver shall require approval by the Special Committee) of the following conditions at or prior to the Closing:
     (a) Representations and Warranties to Be True and Correct. The representations and warranties of each Investor contained in this Agreement that are qualified by materiality shall be true and correct, and the representations and warranties of each Investor contained in this Agreement that are not so qualified shall be true and correct in all material respects as of the date hereof and on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date.
     (b) Performance. Each Investor shall have performed and complied in all material respects with all agreements, covenants and conditions contained herein required to be performed or complied with by it prior to or on the Closing Date.
     (c) Legal Proceedings. On the Closing Date, no Governmental Authority shall have issued any order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the Recapitalization. There shall not be any action, litigation or proceeding instituted, commenced or pending by or before any Governmental Authority that could reasonably be expected to prevent, or result in substantial damages with respect to, the consummation of the transactions contemplated by this Agreement.
     (d) Necessary Approvals. All necessary governmental approvals, including regulatory approvals, and necessary third party consents shall have been obtained.
     (e) Stockholder Approval. The Stockholder Approval shall have been obtained.
     (f) Listing on New York Stock Exchange. At the Closing, the Shares shall be duly listed and admitted and authorized for trading, subject to official notice of issuance, on the NYSE.
     (g) Financing. The Company shall have received Financing an amount and on terms reasonably acceptable to the Company in order to consummate the transactions contemplated by this Agreement, it being understood that Financing on terms, on the whole, not materially less favorable to the Company than those set forth on the term sheet attached hereto as Annex B shall be deemed to be reasonably acceptable to the Company.
     (h) Closing of Other Investors. The Investors shall have consummated, or will consummate simultaneously, the actions required by them to consummate the Recapitalization such that at least 97% of the shares of Series B Preferred Stock and 100% of the Series B-1 Preferred Stock will be converted in accordance with the terms of this Agreement at the Closing.
     (i) DTC Matters. The Company shall have received the consent of The Depository Trust Company, as the record holder of the Second Lien Notes, to the amendment to the Indenture as approved by the GS Note Purchasers as the beneficial holders of the Second Lien Notes (the “DTC Approval”).

     (j) Amendment to the Registration Rights Agreement. The THL Investors and the GS Investors shall have delivered executed counterparts to the Registration Rights Amendments to the Company.
ARTICLE V
COVENANTS
     Section 5.1 Proxy Statement. As promptly as practicable after the date hereof, but in any event within 14 days after the date of this Agreement, the Company shall, at its sole expense, prepare and file with the SEC, subject to the reasonable review and comment of the Investors and their counsel, a preliminary proxy statement relating to this Agreement and the transactions contemplated hereby; and the Company shall use commercially reasonable efforts to furnish the information required, subject to the reasonable review and comment of the Investors and their counsel, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and thereafter, within five business days of receiving SEC clearance, to mail the proxy statement to the Company’s stockholders. Such preliminary proxy statement as filed with the SEC and the proxy statement and all related proxy materials subsequently mailed to the stockholders of the Company (as amended and supplemented from time to time) are herein referred to as the “Proxy Statement.” Except to the extent otherwise determined by the Board of Directors in the exercise of its fiduciary duties, taking into account the advice of counsel, the Proxy Statement shall contain the Recommendation. The Investors shall as promptly as practicable provide the Company with all reasonable information concerning them which is reasonably necessary to be included in the Proxy Statement and shall as promptly as practicable correct any information provided by them for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect such that the information provided by the Investors for inclusion in the Proxy Statement will not, at the time of the mailing of the Proxy Statement and at the time of the Stockholders Meeting (as defined below), contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect. The Company shall take all steps necessary to file with the SEC any amendment or supplement to the Proxy Statement as to correct the same and to cause the Proxy Statement as corrected to be disseminated to the Company’s stockholders, in each case to the extent required by applicable law.
     Section 5.2 Stockholder Approval.
     (a) The Company shall either (i) include one or more proposals, that in the aggregate encompass the matters that are subject to the Stockholder Approval (collectively, the “Stockholder Approval Matters”), for the purpose of obtaining the Stockholder Approval at the annual meeting of the Company’s stockholders to be held in 2011 or (ii) take all action necessary in accordance with applicable law and the Company’s certificate of incorporation and bylaws to duly call, give notice of, convene and hold a special meeting of the Company’s stockholders to take place as soon as reasonably possible following the date hereof for the purpose of obtaining the Stockholder Approval (such annual or special meeting, as applicable, the “Stockholders Meeting”).

     (b) At the Stockholders Meeting, the Company shall present the Stockholder Approval Matters for the Stockholder Approval and the Investors entitled to vote on the Stockholder Approval Matters shall be present at the Stockholder Meeting in person or by proxy and will vote or cause to be voted all of the Series B Preferred Stock or Series B-1 Preferred Stock, as applicable, held by it or its affiliates and entitled to vote on any Stockholder Approval Matter in favor of the approval of such Stockholder Approval Matter.
     (c) The Board of Directors, acting on the recommendation of the Special Committee, shall, subject to its fiduciary duties under applicable law, recommend to the stockholders of the Company that they vote in favor of the approval of the Stockholder Approval Matters (the “Recommendation”).
     Section 5.3 Shelf Registration Statement. As promptly as practicable after the date hereof, the Company shall, at its sole expense, use commercially reasonable efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals, clearances and authorizations of, or any exemption by, all Governmental Authorities necessary or advisable in order to include all shares of Series D Preferred Stock to be issued pursuant to this Agreement in the Company’s pending shelf registration statement on file with the SEC. Upon receipt of the necessary approvals described in the preceding sentence (if any are needed), the Company shall as soon as practicable file a pre-effective amendment to the existing shelf registration statement to register the resale of the shares of Series D Preferred Stock to be issued pursuant to this Agreement (and any shares of Common Stock into which such shares of Series D Preferred Stock may be converted), or will file a post-effective amendment to the existing shelf registration statement, or a new shelf registration statement, to register the resale of the Series D Preferred Stock (and any shares of Common Stock into which such shares of Series D Preferred Stock may be converted), and in each case will use commercially reasonable efforts to cause any such shelf registration statement (either the existing shelf registration statement, the post-effective amendment to the shelf registration statement, or the new shelf registration statement) to become effective as soon as practicable.
     Section 5.4 Other Agreements.
     (a) Each of the Investors and the Company will cooperate and consult with the others and use commercially reasonable efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals, clearances and authorizations of, or any exemption by, all Governmental Authorities (and in the case of the Company, also third parties) necessary or advisable to consummate the transactions contemplated by this Agreement. In particular, the Company will use commercially reasonable efforts to obtain the Financing, to receive the DTC Approval, to have the Registration Statement declared effective, and to have the Shares duly listed and admitted and authorized for trading, subject to official notice of issuance, on the NYSE. The Company will use commercially reasonable efforts to keep the Registration Statement effective with the SEC at all times and to refile such Registration Statement upon its expiration, and to cooperate in any shelf take-down (including, without limitation, any firm commitment underwritten offering) by amending or supplementing the prospectus related to such Registration Statement as may reasonably be requested by an Investor who holds any Shares or

Series D Preferred Stock covered by such Registration Statement or as otherwise required, until such time as all Shares and shares of Series D Preferred Stock held by all Investors, as applicable, are freely transferable without restriction pursuant to Rule 144 promulgated under the Securities Act or any successor provision thereto or otherwise where no conditions of Rule 144 are then applicable (other than the holding period requirement in paragraph (d)(1)(ii) of Rule 144 so long as such holding period requirement is satisfied). For the avoidance of doubt, registration of the Shares pursuant to this Agreement, shall be effected pursuant to the terms of the Registration Rights Agreement, dated as of March 25, 2008, by and between the Company and the Investors (the “Registration Rights Agreement”) and shall be considered a Demand Registration (as defined in the Registration Rights Agreement) thereunder other than for purposes of Section 2.1(d) thereof; provided that (A) in the event that there is conflict between the terms of this Agreement and those of the Registration Rights Agreement, the terms of this Agreement shall govern and (B) in order to request registration of a Partner Distribution (as defined in the Registration Rights Agreement), the Investors shall notify the Company of the distribution to, and resale by, any partners of the Investors as promptly as practicable, but in no event later than 5 business days following the date hereof. Furthermore, nothing in this Agreement limits or qualifies the rights of any Investor pursuant to the Registration Rights Agreement. For the avoidance of doubt, any Transfer (as defined in the Shareholders Agreement) of the Shares made in reliance on the Registration Statement referred to in this Section 5.4(a) shall be deemed to have been made pursuant to the Registration Rights Agreement for purposes of Section 4.1(b) of the Shareholders Agreement.
     (b) The THL Investors and the Company shall, between the date hereof and the Closing Date, monitor market conditions to determine whether the Company or any THL Investor will be required to make a filing under the HSR Act in order that the consummation of the transactions contemplated hereby may be effected on the anticipated Closing Date. In the event that any THL Investor determines that a filing under the HSR Act is required to be made by such Investor (the “Filing Investor”), which determination shall be made in a timeframe such that the filing and expiration or termination of any applicable waiting period under the HSR Act would not reasonably be expected to delay the anticipated Closing Date, (i) the Filing Investor shall notify the Company of such determination and (ii) the Filing Investor and the Company will use their commercially reasonable efforts to make all necessary filings and notifications with respect to, and obtain any necessary expiration or termination of any applicable waiting period under, the HSR Act.
     (c) Each THL Investor and each GS Investor, as applicable, hereby consents to the amendments to the Company’s certificate of incorporation, Series B Certificate of Designations, Series B-1 Certificate of Designations and Series D Certificate of Designations set forth on Schedule 5.4 and agrees to execute and deliver such other documents as may be necessary to effect such amendments as requested by the Company.
     (d) Each THL Investor and each GS Investor agrees to use its commercially reasonable efforts to cause each other THL Investor or GS Investor, respectively, to consummate the transactions contemplated by this Agreement.
     (e) Each GS Investor hereby agrees that, effective as of the Closing, all rights of such GS Investor to designate a director to serve on the Board of Directors shall terminate and be of no further force and effect. Each Investor hereby agrees to take any such actions as may be reasonably necessary to effect the foregoing, including, without limitation, consenting to any amendments to the Company’s certificate of incorporation relating thereto to the extent the consent of such Investor is required. For the avoidance of doubt, such termination shall not decrease the number of Board Representatives (as defined in the Purchase Agreement) THL (as defined in the Purchase Agreement) has the right to designate pursuant to the Purchase Agreement, and the total number of votes to which the Board Representatives are entitled pursuant to the Purchase Agreement shall continue to be proportionate to the Investors’ (as defined in the Purchase Agreement) Common Stock ownership, calculated on a fully-converted basis.
     (f) The parties agree to treat the transactions effected pursuant to the Recapitalization collectively as an exchange pursuant to a recapitalization within the meaning of Section 368(a)(1)(E) of the Code to which, in the case of the Investors, Section 354 and 356 of the Code apply, and not to take a position inconsistent with such treatment.
     (g) Prior to February 28, 2012, the Company will provide the Investors with such information with respect to the earnings and profits of the Company for periods ending on or prior to December 31, 2011 (as determined for federal income tax purposes) as the Investors shall request.
     (h) In connection with any sale, transfer or other disposition of any shares of Series D Preferred Stock by the GS Investors (including any sale, transfer or other disposition which results in the recipient acquiring Common Stock), the Company and the GS Investors agree to use their respective commercially reasonable efforts to take actions reasonably necessary and reasonably requested by the other consistent with the Series D Certificate of Designations, or any underwriter engaged in connection with such sale, transfer or disposition, in order to consummate such sale, transfer or disposition by the GS Investors in accordance with the Series D Certificate of Designations (including any sale, transfer or other disposition which results in the recipient acquiring Common Stock, including to the extent such potential sale, transfer or disposition is pursuant to a public offering, the Company agreeing to sell shares of Common Stock in such public offering and using the net proceeds from such sale to purchase shares of Series D Preferred Stock from the GS Investors, but only to the extent that the underwriter in such public offering advises the Company and the GS Investors that such structure is reasonably necessary for such underwriter to consummate the proposed public offering, it being understood that the Company’s obligations to take any action contemplated by this parenthetical shall be subject to the Company’s contractual limitations or restrictions, provided that the Company shall be required to use reasonable efforts to obtain a waiver or an amendment of such contractual limitations or restrictions), in each case, at the sole cost of the GS Investors selling, transferring or disposing of such shares (other than for any fees and expenses that are required to be paid or reimbursed by the Company pursuant to the Registration Rights Agreement).
     (i) The Company, the GS Investors and THL Investors hereby amend, effective as of and subject to the Closing, the Registration Rights Agreement such that (i) the number of “Demand Registrations” (as defined in the Registration Rights Agreement) to be provided pursuant to Section 2.1 of the Registration Rights Agreement shall be increased from five (5) Demand Registrations to six (6) Demand Registrations and (ii) the terms “Registrable Securities”

(as defined in the Registration Rights Agreement) shall include all Shares and Series D Preferred Stock issued pursuant to this Agreement (such amendments, the “Registration Rights Amendments”), and the Company, the GS Investors and the THL Investors agree to evidence such amendments in a separate document to the extent requested by any one of them.
     (j) The GS Investors and the THL Investors hereby amend, effective as of and subject to the Closing, the Shareholders Agreement, such that (i) the GS Parties (as defined in the Shareholders Agreement) shall be entitled to exercise two of the six Demand Registrations provided pursuant to the Registration Rights Agreement, (ii) the term “Securities” (as defined in the Shareholders Agreement) shall include all Shares and Series D Preferred Stock issued pursuant to this Agreement and (iii) at the start of the day on the nine (9) month anniversary of the Closing Date, SPCP Group, LLC shall cease to be a party to the Shareholders Agreement without any further action or formality on the part of any party thereto and the Shareholders Agreement shall be deemed amended accordingly on such date, and the GS Investors and the THL Investors agree to evidence such amendments in a separate document to the extent requested by any one of them.
     (k) The amendments referred to in Section 5.4(i) and 5.4(j) hereof are without limitation upon, and do not qualify or detract from, the obligations of the Company pursuant to Section 5.3 and 5.4(a) hereof or the obligations of the Investors pursuant to Section 5.4(d) hereof.
ARTICLE VI
MISCELLANEOUS
     Section 6.1 Restrictive Legends.
     (a) Each certificate representing the Common Stock or Series D Preferred Stock issued in connection with this Agreement, and any shares of capital stock received in respect thereof, whether by reason of a stock split, reverse stock split or share reclassification thereof, a stock dividend thereon or otherwise, shall be stamped or otherwise imprinted with the following legend:
“THE SECURITIES REPRESENTED BY THIS INSTRUMENT ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER PURSUANT TO A PRIVATE TRANSACTION SET FORTH IN SECTION 4.5 OF THAT CERTAIN AMENDED AND RESTATED PURCHASE AGREEMENT DATED AS OF MARCH 17, 2008 AMONG THE ISSUER OF SUCH SECURITIES (THE “COMPANY”) AND THE OTHER PARTY OR PARTIES NAMED THEREIN. A COPY OF THE PROVISIONS OF SUCH AGREEMENT SETTING FORTH SUCH RESTRICTIONS ON TRANSFER IS ON FILE WITH THE SECRETARY OF THE ISSUER. FOR THE AVOIDANCE OF DOUBT, SUCH RESTRICTIONS DO NOT CREATE ANY LIMITATIONS OR OTHERWISE AFFECT IN ANY MANNER ANY TRANSACTION THAT IS NOT A PRIVATE TRANSACTION. FOR EXAMPLE, SUCH RESRICTIONS DO NOT APPLY TO ANY RESALE PURSUANT TO A REGISTRATION STATEMENT.”

A stock certificate for any such securities issued to transferee of any such certificate shall not contain such legend unless the transferee is an affiliate of an Investor. In addition, upon request of an Investor, the above legend shall be removed upon the expiration of the applicable transfer restrictions set forth in the Purchase Agreement.
     (b) Each certificate representing the Common Stock or Series D Preferred Stock issued in connection with this Agreement, and any shares of Common Stock received in respect thereof, whether by reason of a stock split, reverse stock split or share reclassification thereof, a stock dividend thereon or otherwise, shall be also stamped or otherwise imprinted with the following legend:
“THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.”
Upon request of an Investor holding Common Stock or Series D Preferred Stock issued in connection with this Agreement and upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that the above legend is no longer required under applicable securities laws, the Company shall promptly cause the above legend to be removed from any certificate for any Common Stock or Series D Preferred Stock so to be transferred.
     Section 6.2 Termination.
     (a) This Agreement may be terminated at any time prior to the Closing:
          (i) by written agreement of the Company (with the approval of the Special Committee), the THL Investors and the GS Investors;
          (ii) by the Company, the THL Investors or the GS Investors if the Closing shall not have been consummated on or before the date 180 days after the date of this Agreement; provided, that, the right to terminate this Agreement pursuant to this Section 6.2(a)(ii) shall not be available to any party whose failure to fulfill an obligation under this Agreement has been the cause of, or has resulted in, the failure of the Closing to occur prior to the date that is 180 days after the date of this Agreement; or
          (iii) by the Company, the THL Investors or the GS Investors if consummation of the transactions contemplated hereby to be consummated on the Closing Date would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction.
     (b) The party desiring to terminate this Agreement pursuant to Section 6.2(a)(ii) or (iii) hereof shall promptly give notice of such termination to the other party.

     (c) If this Agreement is terminated as permitted by this Section 6.2, this Agreement shall be void and have no effect, without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties to this Agreement; provided that if such termination shall result from the (i) willful and material failure of any party to fulfill a condition to the performance of the obligations of the other parties, (ii) willful and material failure of any party to perform a covenant of such party in this Agreement or (iii) willful and material breach by any party hereto of any representation or warranty contained herein, such party shall be fully liable for any and all losses incurred or suffered by the other parties as a result of such willful and material failure or breach; provided further, that, under no circumstances shall any Investor have any liability to any other Investor under this Section 6.2(c). The provisions of this Article VI shall survive any termination hereof pursuant to this Section 6.2. Notwithstanding any other provision of this Agreement, no party shall be liable to any other party for any indirect, consequential, special, incidental or punitive damages.
     Section 6.3 Survival. Each of the representations and warranties set forth in this Agreement shall survive the execution and delivery of this Agreement and the Closing, and, except as otherwise provided herein, all covenants and agreements contained herein shall survive for the duration of any statutes of limitations applicable thereto or until, by their respective terms, they are no longer operative.
     Section 6.4 Amendment. No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by an officer or a duly authorized representative of such party.
     Section 6.5 Waiver; Remedies Cumulative. The conditions to each party’s obligation to consummate the transactions contemplated by this Agreement are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. No waiver will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver. No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege, nor will any waiver of any right, power or privilege operate to waive any other subsequent right, power or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by law.
     Section 6.6 Counterparts and Facsimile. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.
     Section 6.7 Governing Law; Jurisdiction. This Agreement and any other document or instrument delivered pursuant hereto, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution, termination, performance or nonperformance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State, without regard to its conflicts of law principles. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the Delaware Chancery Court for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby.
     Section 6.8 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 6.9 Notices. Any notice, request, instruction or other document to be given hereunder by any party to any other party or parties will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.
if to the Company, to:
MoneyGram International, Inc.
2828 N. Harwood St., 15th Floor
Dallas, Texas
Fax: 214-451-6921
Attn: Chief Executive Officer
and
Special Committee of the Board of Directors
c/o W. Bruce Turner
1185 North Main Road
Jamestown, RI 02835
Fax: 401-423-9919
with copies to:
Vinson & Elkins L.L.P.
3700 Trammell Crow Center
2001 Ross Avenue
Dallas, Texas 75201
Fax: (214) 999-7857
Attn: Alan J. Bogdanow

Jones Day
2727 North Harwood Street
Dallas, Texas 75201-1515
Fax: (214) 969-5100
Attn: Mark E. Betzen
if to the THL Investors to:
c/o Thomas H. Lee Partners, L.P.
100 Federal Street, 35th Floor
Boston, Massachusetts 02110
Fax: (617) 227-3514
Attn: Thomas M. Hagerty
Seth W. Lawry
Scott L. Jaeckel
with a copies to:
Weil, Gotshal & Manges LLP
100 Federal Street, 34th Floor
Boston, Massachusetts 02110
Fax: (617) 772-8333
Attn: James Westra, Esq.
Cleary, Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Fax: (212) 225-3999
Attn: John Palenberg
if to the GS Investors to:
c/o Goldman, Sachs & Co.
200 West Street
New York, New York 10282
Fax: (212) 357-5505
Attn: Edward Pallesen
Bradley Gross
with a copy to:
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Fax: (212) 859-4000
Attn: Robert Schwenkel, Esq.
David Shaw, Esq.

     Section 6.10 Press Releases and Public Announcements. All public announcements or disclosures relating to this Agreement shall be made only if mutually agreed upon by the Company and the Investors except to the extent such disclosure is reasonably believed by the Company or the Investors following consultation with counsel to be required by law or by regulation (including any applicable exchange); provided that prior to making any such required disclosure the disclosing party shall use its commercially reasonable efforts to consult with the Company or the Investors, as applicable.
     Section 6.11 Entire Agreement, Etc. This Agreement (including any Exhibits and Schedules hereto), the Purchase Agreement (including any Exhibits and Schedules thereto) and the management rights letters dated as of March 25, 2008 between Investors and the Company constitute the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof, and no party may directly or indirectly assign any or all of its rights or delegate any or all of its obligations under this Agreement without the prior written consent of each other party to this Agreement (any attempted assignment in contravention hereof being null and void).
     Section 6.12 Captions; Drafting. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Further, prior drafts of this Agreement or any ancillary agreements hereto or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement or any ancillary agreements hereto shall not be used as an aide of construction or otherwise constitute evidence of the intent of the parties hereto; and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of such prior drafts.
     Section 6.13 No Third Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person or entity other than the parties hereto or permitted transferees of an Investor, any benefit right or remedies.
     Section 6.14 Specific Performance. The transactions contemplated by this Agreement are unique. Accordingly, the Company and each of the respective Investors, severally and not jointly, acknowledge and agree that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to seek a decree of specific performance, provided that such party hereto is not in material default hereunder. The parties hereto agree that, if for any reason a party shall have failed to perform its obligations under this Agreement, then the party seeking to enforce this Agreement against such nonperforming party shall be entitled to specific performance and injunctive and other equitable relief, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights that any party may have against another party for any failure to perform its obligations under this

Agreement including the right to seek damages for a material breach of any provision of this Agreement, and all rights, powers and remedies available (at law or in equity) to a party in respect hereof by the other party shall be cumulative and not alternative or exclusive, and the exercise or beginning of the exercise of any thereof by a party shall not preclude the simultaneous or later exercise of any other rights, powers or remedies by such party. Nothing in this Section 6.14 shall be deemed to limit or vitiate the exercise by any Investor of discretion or judgment to the extent that the performance hereunder by such Investor is expressly subject to discretion or judgment.
     Section 6.15 Expenses. The Company shall pay all reasonable out-of-pocket expenses incurred by the Investors in connection with or arising out of the due diligence, negotiation, documentation and consummation of the Recapitalization, including, without limitation, any costs and expenses incurred in connection with any legal proceedings arising out of or relating to the transactions contemplated hereunder and any fees and expenses associated with filings required by the HSR Act in connection with the transactions contemplated hereunder. The Company shall bear its own expenses (including fees and expenses of legal counsel, financial advisors and other representatives and consultants) in connection with the negotiation, documentation and consummation of the transactions contemplated hereunder.
[The remainder of this page intentionally has been left blank.]

     IN WITNESS WHEREOF, the Company and the Investors have executed this Agreement as of the day and year first above written.

COMPANY:

MONEYGRAM INTERNATIONAL, INC.

By:	/s/ Pamela H. Patsley

Name:	Pamela H. Patsley
Title:	Chief Executive Officer
[signature page to the Recapitalization Agreement]

THL INVESTORS:

THOMAS H. LEE EQUITY FUND VI, L.P.

By:	THL EQUITY ADVISORS VI, LLC, its general partner

By:	THOMAS H. LEE PARTNERS, L.P., its sole member

By:	THOMAS H. LEE ADVISORS, LLC, its general partner

By:	/s/ Thomas M. Hagerty

Name:	Thomas M. Hagerty
Title:	Managing Director

THOMAS H. LEE PARALLEL FUND VI, L.P.

By:	THL EQUITY ADVISORS VI, LLC its general partner

By:	THOMAS H. LEE PARTNERS, L.P., its sole member

By:	THOMAS H. LEE ADVISORS, LLC, its general partner

By:	/s/ Thomas M. Hagerty

Name:	Thomas M. Hagerty
Title:	Managing Director

THOMAS H. LEE PARALLEL (DT) FUND VI, L.P.

By:	THL EQUITY ADVISORS VI, LLC its general partner

By:	THOMAS H. LEE PARTNERS, L.P., its sole member

By:	THOMAS H. LEE ADVISORS, LLC, its general partner

By:	/s/ Thomas M. Hagerty

Name:	Thomas M. Hagerty
Title:	Managing Director
[signature page to the Recapitalization Agreement]

GREAT WEST INVESTORS L.P.

By:	THOMAS H. LEE ADVISORS, LLC its attorney-in-fact

By:	/s/ Thomas M. Hagerty

Name:	Thomas M. Hagerty
Title:	Managing Director

PUTNAM INVESTMENTS EMPLOYEES’ SECURITIES COMPANY III LLC

By:	PUTNAM INVESTMENTS HOLDINGS LLC its managing member

By:	PUTNAM INVESTMENTS, LLC its managing member

By:	THOMAS H. LEE ADVISORS, LLC its attorney-in-fact

By:	/s/ Thomas M. Hagerty

Name:	Thomas M. Hagerty
Title:	Managing Director

THL COINVESTMENT PARTNERS, L.P.

By:	THOMAS H. LEE PARTNERS, L.P. its general partner

By:	THOMAS H. LEE ADVISORS, LLC its general partner

By:	/s/ Thomas M. Hagerty

Name:	Thomas M. Hagerty
Title:	Managing Director
[signature page to the Recapitalization Agreement]

THL OPERATING PARTNERS, L.P.

By:	THOMAS H. LEE PARTNERS, L.P. its general partner

By:	THOMAS H. LEE ADVISORS, LLC its general partner

By:	/s/ Thomas M. Hagerty

Name:	Thomas M. Hagerty
Title:	Managing Director

THL EQUITY FUND VI INVESTORS (MONEYGRAM), LLC

By:	THL EQUITY ADVISORS VI, LLC, its general partner

By:	THOMAS H. LEE PARTNERS, L.P., its sole member

By:	THOMAS H. LEE ADVISORS, LLC, its general partner

By:	/s/ Thomas M. Hagerty

Name:	Thomas M. Hagerty
Title:	Managing Director
[signature page to the Recapitalization Agreement]

SPCP GROUP, LLC

By: Silver Point Capital, L.P. Its Investment Manager

By: Name:	/s/ Frederick H. Fogel Frederick H. Fogel
Title:	Authorized Signatory
[signature page to the Recapitalization Agreement]

GS INVESTORS:

THE GOLDMAN SACHS GROUP, INC.

By: Name:	/s/ John Bowman John Bowman
Title:	Attorney in Fact

GS CAPITAL PARTNERS VI FUND, L.P.

By: GSCP VI Advisors, L.L.C., its General Partner

By:	/s/ John E. Bowman

Name:	John E. Bowman
Title:	Vice President

GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.

By: GSCP VI Offshore Advisors, L.L.C., its General Partner

By:	/s/ John E. Bowman

Name:	John E. Bowman
Title:	Vice President

GS CAPITAL PARTNERS VI GmbH & Co. KG

By: GS Advisors VI, L.L.C., its Managing Limited Partner

By:	/s/ John E. Bowman

Name:	John E. Bowman
Title:	Vice President
[signature page to the Recapitalization Agreement]

GS CAPITAL PARTNERS VI PARALLEL, L.P.

By: GS Advisors VI, L.L.C., its General Partner

By:	/s/ John Bowman

Name:	John Bowman
Title:	Vice President

GSMP V ONSHORE US, LTD.

By:	/s/ John E. Bowman

Name:	John E. Bowman
Title:	Vice President

GSMP V OFFSHORE US, LTD.

By:	/s/ John E. Bowman

Name:	John E. Bowman
Title:	Vice President

GSMP V INSTITUTIONAL US, LTD.

By:	/s/ John E. Bowman

Name:	John E. Bowman
Title:	Vice President
[signature page to the Recapitalization Agreement]

Exhibit A*

						Series D
					Series D	Preferred
				Common	Preferred	Stock to be
			Common Stock	Stock to be	Stock to be	Received at		Additional
			to be Received	Received at	Received at	Closing per	Additional	Series D
			at Closing per	Closing per	Closing per	Section	Common	Preferred
	Series B	Series B-1	Section	Section	Section	1.1(d)(i) if	Stock to be	Stock to be	Cash to be
	Preferred	Preferred	1.1(d)(i) if	1.1(d)(i) if	1.1(d)(i) if	Closing Date	Received at	Received at	Received at
	Stock	Stock	Closing Date is	Closing Date	Closing Date	is on or after	Closing per	Closing per	Closing per
	Currently	Currently	before June 24,	is on or after	is before June	June 24,	Section	Section	Section
Investor	Held	Held	2011	June 24, 2011	24, 2011	2011	1.1(d)(iv)	1.1(d)(iv)	1.1(d)(iii)
THL INVESTORS:
THOMAS H. LEE EQUITY FUND VI, L.P.	267,106.40	-0-	154,564,687	159,315,651	-0-	-0-	15,196,933	-0-	$75,984,664.51
THOMAS H. LEE PARALLEL FUND VI, L.P.	180,870.24	-0-	104,662,983	107,880,083	-0-	-0-	10,290,554	-0-	$51,452,772.14
THOMAS H. LEE PARALLEL (DT) FUND VI, L.P.	31,594.40	-0-	18,282,522	18,844,485	-0-	-0-	1,797,553	-0-	$8,987,766.34
THL EQUITY FUND VI INVESTORS (MONEYGRAM), LLC	1,000	-0-	578,663	596,450	-0-	-0-	56,895	-0-	$284,473.40
THL COINVESTMENT PARTNERS, L.P.	762.98	-0-	441,507	455,078	-0-	-0-	43,409	-0-	$217,046.94
THL OPERATING PARTNERS, L.P.	940.00	-0-	543,944	560,663	-0-	-0-	53,481	-0-	$267,404.99
GREAT-WEST INVESTORS, L.P.	1,363.26	-0-	788,867	813,115	-0-	-0-	77,562	-0-	$387,810.35
PUTNAM INVESTMENTS EMPLOYEES’ SECURITIES COMPANY III LLC	1,362.73	-0-	788,560	812,799	-0-	-0-	77,532	-0-	$387,659.58
SPCP GROUP, LLC	10,000.00	-0-	5,786,634	5,964,502	-0-	-0-	568,947	-0-	$2,844,733.98

*	This Exhibit A is subject in all respects to Section 1.1(f) of the Agreement.
Exhibit A

						Series D
					Series D	Preferred
				Common	Preferred	Stock to be
			Common Stock	Stock to be	Stock to be	Received at		Additional
			to be Received	Received at	Received at	Closing per	Additional	Series D
			at Closing per	Closing per	Closing per	Section	Common	Preferred
	Series B	Series B-1	Section	Section	Section	1.1(d)(i) if	Stock to be	Stock to be	Cash to be
	Preferred	Preferred	1.1(d)(i) if	1.1(d)(i) if	1.1(d)(i) if	Closing Date	Received at	Received at	Received at
	Stock	Stock	Closing Date is	Closing Date	Closing Date	is on or after	Closing per	Closing per	Closing per
	Currently	Currently	before June 24,	is on or after	is before June	June 24,	Section	Section	Section
Investor	Held	Held	2011	June 24, 2011	24, 2011	2011	1.1(d)(iv)	1.1(d)(iv)	1.1(d)(iii)
GS INVESTORS:
THE GOLDMAN SACHS GROUP, INC.	-0-	7,500.00	-0-	-0-	4,339.9753	4,473.3761	-0-	426.710	$2,133,550.49
GS CAPITAL PARTNERS VI FUND, L.P.	-0-	98,959.63	-0-	-0-	57,264.3116	59,024.4851	-0-	5,630.276	$28,151,381.69
GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.	-0-	82,311.14	-0-	-0-	47,630.4385	49,094.4889	-0-	4,683.066	$23,415,328.31
GS CAPITAL PARTNERS VI GMBH & CO. KG	-0-	3,517.03	-0-	-0-	2,035.1741	2,097.7307	-0-	200.100	$1,000,500.34
GS CAPITAL PARTNERS VI PARALLEL, L.P.	-0-	27,212.21	-0-	-0-	15,746.7096	16,230.7274	-0-	1,548.230	$7,741,150.14
GSMP V OFFSHORE US, LTD.	-0-	30,562.55	-0-	-0-	17,685.4293	18,229.0388	-0-	1,738.847	$8,694,233.03
GSMP V ONSHORE US, LTD.	-0-	20,454.47	-0-	-0-	11,836.2542	12,200.0735	-0-	1,163.751	$5,818,753.45
GSMP V INSTITUTIONAL US, LTD.	-0-	1,982.98	-0-	-0-	1,147.4750	1,182.7457	-0-	112.821	$564,103.64
Exhibit A

Annex A
CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF
SERIES D PARTICIPATING CONVERTIBLE PREFERRED STOCK OF
MONEYGRAM INTERNATIONAL, INC.
Pursuant to Section 151 of the
General Corporation Law of the State of Delaware
     The undersigned, pursuant to the provisions of Section 151 of the General Corporation Law (the “DGCL”) of the State of Delaware, does hereby certify that, pursuant to the authority expressly vested in the Board of Directors of MoneyGram International, Inc., a Delaware corporation (the “Corporation”), by the Corporation’s Amended and Restated Certificate of Incorporation, the Board of Directors has by resolution duly provided for the issuance of and created a series of Preferred Stock of the Corporation, par value $0.01 per share (the “Preferred Stock”), and in order to fix the designation and amount and the voting powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of a series of Preferred Stock, has duly adopted resolutions setting forth such rights powers and preferences, and the qualifications, limitations and restrictions thereof, of a series of Preferred Stock as set forth in this Certificate of Designations, Preferences and Rights of the Series D Preferred Stock (the “Certificate”).
     Each share of such series of Preferred Stock shall rank equally in all respects and shall be subject to the following provisions:
     1. Number of Shares and Designation. 200,000 shares of Preferred Stock of the Corporation shall constitute a series of Preferred Stock designated as Series D Participating Convertible Preferred Stock (the “Series D Preferred Stock”). The number of shares of Series D Preferred Stock may be increased (to the extent of the Corporation’s authorized and unissued Preferred Stock) or decreased (but not below the number of shares of Series D Preferred Stock then outstanding plus the maximum number of shares of Series D Preferred Stock issuable upon conversion of all then outstanding shares of Series B Preferred Stock and Series B-1 Preferred Stock pursuant to the terms set forth in the Series B Certificate and the Series B-1 Certificate) by further resolution duly adopted by the Board of Directors and the filing of a certificate of increase or decrease, as the case may be, with the Secretary of State of the State of Delaware.
     2. Rank. The Series D Preferred Stock shall, with respect to payment of dividends and rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the affairs of the Corporation (i) except to the extent otherwise provided herein rank on a parity with the Common Stock (the “Parity Securities”), and (ii) rank junior to each other class or series of equity securities of the Corporation, whether currently issued or issued in the future without violation of this Certificate, that by its terms ranks senior to the Series D Preferred Stock as to payment of dividends or rights upon liquidation, dissolution or winding up of the affairs of the Corporation (all of such equity securities are collectively referred to herein as the “Senior Securities”). The respective definitions of Parity Securities and Senior Securities shall also include any rights or options exercisable or exchangeable for or convertible into any of the Parity Securities or Senior Securities, as the case may be.

     3. Dividends.
     (a) Holders of shares of Series D Preferred Stock shall be entitled to participate equally and ratably with the holders of shares of Common Stock in all dividends and distributions paid (whether in the form of cash, stock, other assets or otherwise, and including, without limitation, any dividend or distribution of shares of stock or other equity of any Person other than the Corporation, evidences of indebtedness of any Person including without limitation the Corporation or any Subsidiary) on the shares of Common Stock as if immediately prior to each Common Stock Dividend Record Date (as defined below), shares of Series D Preferred Stock then outstanding were converted into shares of Common Stock (in the manner described in Section 5 without regard to any limitations contained therein); provided, however, that if a stock dividend of additional shares of Common Stock shall be paid to the holders of shares of Common Stock, the holders of shares of Series D Preferred Stock shall be paid in additional shares of Series D Preferred Stock (in the same ratio as such dividend was paid to the Common Stock).
     (b) Each dividend or distribution payable pursuant to Section 3(a) hereof shall be payable to the holders of record of shares of Series D Preferred Stock as they appear on the stock records of the Corporation at the close of business on the same day as the record date for the payment of dividends to the holders of shares of Common Stock (the “Common Stock Dividend Record Date”). Dividends or distributions payable pursuant to this Section 3 shall be payable on the same date that such dividends or distributions are payable to holders of share of Common Stock (the “Common Stock Dividend Payment Date”).
     (c) For the avoidance of doubt, the shares of Series D Preferred Stock that have been redeemed upon payment of the Liquidation Payment Amount shall not be entitled to receive any dividend pursuant to this Section 3 payable on or after the redemption date.
     4. Liquidation Preference.
     (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series D Preferred Stock then outstanding shall, with respect to each share of Series D Preferred Stock, be entitled to be paid in redemption of such share out of the assets of the Corporation available for distribution to its stockholders a liquidation preference equal to of the sum of (x) $0.01 per share of Series D Preferred Stock, before any distribution is made to holders of shares of Common Stock and (y) the payment such holders would have received had such holders, immediately prior to such liquidation, dissolution or winding up, converted their shares of Series D Preferred Stock into shares of Common Stock (in the manner described in the Section 5 without regard to any limitations contained therein) (the “Liquidation Preference”).
     (b) Neither a consolidation or merger of the Corporation with or into any other entity, nor a merger of any other entity with or into the Corporation, nor a sale or transfer of all or any part of the Corporation’s assets for cash, securities or other property shall by itself be considered a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 4.

5. Conversion.
(a) Right to Convert.
     (i) Subject to the provisions of this Section 5, each holder of shares of Series D Preferred Stock shall have the right, at any time and from time to time, at such holder’s option, to convert any or all such holder’s shares of Series D Preferred Stock, in whole or in part, into fully paid and non assessable shares of Common Stock. The number of shares of Common Stock to be issued upon conversion shall be determined by multiplying each share of Series D Preferred Stock by 1,000 (the “Conversion Ratio”); provided that, notwithstanding anything in this Certificate to the contrary, the Series D Preferred Stock may not be converted into Common Stock under this Section 5 if such conversion would (i) require prior notice and/or approval (in each case that has not yet been received) under the laws relating to money transmission or the sale of checks of any state, or (ii) result in a number of shares of Common Stock to be issued that would exceed the number of shares of Common Stock authorized for issuance by the Corporation; provided, however, that in the event that there shall not be sufficient shares of Common Stock issued but not outstanding or authorized but unissued to permit the exercise in full of the rights contained in this Certificate, the Corporation shall use its best efforts to take all such action as may be necessary to promptly authorize sufficient additional shares of Common Stock for issuance upon exercise of all such rights.
     (ii) Notwithstanding the provisions of Section 5(a)(i), shares of Series D Preferred Stock beneficially owned by holders that own such shares by virtue of having converted their shares of Series B-1 Preferred Stock into shares of Series D Preferred Stock (such holders, collectively, “GS”) or their Affiliates, or any other transferee of GS or any such Affiliate or any further transferee of such transferee who does not receive such shares of Series D Preferred Stock in a Widely Dispersed Offering (a “Restricted Transferee”) shall not, under any circumstance, be entitled to convert into Common Stock pursuant to Section 5(a) hereof; provided, however, if GS, its Affiliates or a Restricted Transferee shall transfer any such shares of Series D Preferred Stock to any other person in a Widely Dispersed Offering such that they are no longer beneficially owned by GS or its Affiliates or such Restricted Transferee, as applicable, such transferred shares shall automatically be converted pursuant to this Section 5 (subject to the limitations contained herein).
(b) Mechanics of Conversion.
     (i) A holder of shares of Series D Preferred Stock that elects to exercise its conversion rights pursuant to Section 5(a)(i) shall provide notice to the Corporation as follows: to exercise its conversion right pursuant to Section 5(a)(i), a holder of shares of Series D Preferred Stock to be converted shall surrender the certificate or certificates representing such shares at the office of the Corporation (or any transfer agent of the Corporation previously designated by the Corporation to the holders of Series D Preferred Stock for this purpose) with a written notice of election to convert, completed and signed, specifying the number of shares to be converted. Such holder shall also provide to the Corporation confirmation, reasonably acceptable to the Corporation, that the holder has complied with prior notice and approval procedures applicable to such holder under the laws and regulations of all states relating to investments in entities engaged in money transmission or the sale of checks, to the extent required in connection with such conversion. Unless the shares issuable upon conversion pursuant to Section 5(a)(i) are to be issued in the same name as the name in which such shares of Series D Preferred Stock are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the holder thereof or such holder’s duly authorized attorney and an amount sufficient to pay any transfer or similar tax in accordance with Section 5(b)(vi) (or evidence reasonably satisfactory to the Corporation that such tax has been or will be timely paid). As promptly as practicable, and in any event within two (2) Business Days after the surrender by the holder of the certificates representing shares of Series D Preferred Stock as aforesaid, the Corporation shall issue and shall deliver to such holder or, on the holder’s written order, to the holder’s transferee, a certificate or certificates representing the number of shares of Common Stock issuable upon conversion of such shares and a check payable in an amount corresponding to any fractional interest in a share of Common Stock as provided in Section 5(b)(vii)).
     (ii) To the extent GS or its Affiliates or any Restricted Transferee transfers or proposes to transfer any shares of Series D Preferred Stock in a Widely Dispersed Offering, the transferor shall surrender to the Corporation, on behalf of the transferee(s), the certificate or certificates representing such shares at the office of the Corporation (or any transfer agent of the Corporation previously designated by the Corporation to the holders of Series D Preferred Stock for this purpose) with a written notice of such transfer, the effective date of such transfer, together with a certificate affirming that such transfer has been made in or as a necessary condition of a Widely Dispersed Offering. As promptly as practicable, and (i) in any event within two (2) Business Days after the surrender by the holder of the certificates representing shares of Series D Preferred Stock as aforesaid or (ii) to the extent that such transfer is in connection with a widespread public distribution or a transfer to an underwriter for the purpose of conducting a widespread public distribution on the effective date of such transfer as set forth in the notice to the Corporation, the Corporation shall issue and shall deliver to the transferee(s), a certificate or certificates representing the number of shares of Common Stock issuable upon conversion of such shares and a check payable in an amount corresponding to any fractional interest in a share of Common Stock as provided in Section 5(b)(vii)).
     (iii) Each conversion shall be deemed to have been effected immediately prior to the close of business on the first Business Day on which the certificates representing shares of Series D Preferred Stock shall have been surrendered and such notice received by the Corporation as aforesaid or to the extent that such transfer is in connection with a widespread public distribution or a transfer to an underwriter for the purpose of conducting a widespread public distribution on the effective date of such transfer as set forth in the notice to the Corporation (the “Conversion Date”). At such time on the Conversion Date:

     (A) the Person in whose name or names any certificate or certificates representing shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder of record of the shares of Common Stock represented thereby at such time; and
     (B) such shares of Series D Preferred Stock so converted shall no longer be deemed to be outstanding, and all rights of a holder with respect to such shares surrendered for conversion shall immediately terminate except the right to receive the Common Stock and other amounts payable pursuant to this Section 5.
All shares of Common Stock delivered upon conversion of the Series D Preferred Stock will, upon delivery, be duly and validly authorized and issued, fully paid and nonassessable, free from all preemptive rights and free from all taxes, liens, security interests and charges (other than liens or charges created by or imposed upon the holder or taxes in respect of any transfer occurring contemporaneously therewith).
     (iv) Holders of shares of Series D Preferred Stock at the close of business on a Common Stock Dividend Record Date shall be entitled to receive the dividend payable on such shares on the corresponding Common Stock Dividend Payment Date notwithstanding the conversion thereof following such Common Stock Dividend Record Date and prior to such Dividend Payment Date. A holder of shares of Series D Preferred Stock on a Common Stock Dividend Record Date who (or whose transferee) tenders any such shares for conversion into shares of Common Stock prior to the close of business on such Common Stock Dividend Record Date will not be entitled to receive any portion of the dividend payable by the Corporation on such shares of Series D Preferred Stock on the corresponding Common Stock Dividend Payment Date.
     (v) The Corporation will procure, at its sole expense, the listing of the shares of Common Stock, subject to issuance or notice of issuance, and, to the extent that the Corporation does not have enough authorized and unissued shares of Common Stock, subject to the approval by the Company’s shareholders and Board of Directors to increase the number of authorized shares of Common Stock, on the principal domestic stock exchange on which the Common Stock is then listed or traded.
     (vi) Issuances of certificates representing shares of Common Stock upon conversion of the Series D Preferred Stock shall be made without charge to any holder of shares of Series D Preferred Stock for any issue or transfer tax (other than taxes in respect of any transfer occurring contemporaneously therewith) or other incidental expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Corporation; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance or delivery of shares of Common Stock in a name other than that of the holder of the Series D Preferred Stock to be converted, and no such issuance or delivery shall be made unless and until the Person requesting such issuance or delivery has paid to the Corporation the amount of any such tax or has established, to the reasonable satisfaction of the Corporation, that such tax has been, or will be timely, paid.

     (vii) In connection with the conversion of any shares of Series D Preferred Stock into Common Stock, no fractional interests of Common Stock shall be issued, but in lieu thereof, a cash adjustment in respect of such fractional shares shall be paid in an amount equal to such fractional Common Stock interest multiplied by the Market Price per share of Common Stock at the applicable Conversion Date.
     (viii) The Corporation shall ensure that each share of Common Stock issued as a result of conversion of Series D Preferred Stock shall be accompanied by all rights associated generally with each other share of Common Stock outstanding as of the applicable Conversion Date, subject to any applicable restrictions on transfer of the shares of Series D Preferred Stock set forth in the Purchase Agreement.
(c) Adjustments to Conversion Ratio.
     (i) Stock Splits, Subdivisions, Reclassifications or Combinations. If the Corporation shall (1) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares or (2) combine or reclassify the outstanding Common Stock into a smaller number of shares, the Conversion Ratio in effect at the effective date of such subdivision, combination or reclassification shall be adjusted to the number obtained by multiplying the Conversion Ratio in effect at the time of the effective date of such subdivision, combination or reclassification by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately following such action, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such action.
     (ii) Successive Adjustments. Successive adjustments in the Conversion Ratio shall be made, without duplication, whenever any event specified in Section 5(c)(i) or (iv) shall occur.
     (iii) Rounding of Calculations; Minimum Adjustments. All calculations under this Section 5(c) shall be made to the nearest one one-thousandth (1/1000th) of a whole number. No adjustment in the Conversion Ratio is required if the amount of such adjustment would be less than one one-hundredth (1/100th); provided, however, that any adjustments which by reason of this Section 5(c)(iii) are not required to be made will be carried forward and given effect in any subsequent adjustment.
     (iv) Adjustment for Unspecified Actions. If the Corporation takes any action affecting the Common Stock, other than action described in this Section 5(c), which upon a determination by the Independent Directors, such determination intended to be a “fact” for purposes of Section 151(a) of the Delaware General Corporation Law, would materially adversely affect the conversion rights of the holders of shares of Series D Preferred Stock, the Conversion Ratio, may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as such Independent Directors may determine in good faith to be equitable in the circumstances. Failure of the Independent Directors to provide for any such adjustment prior to the effective date of any such action by the Corporation affecting the Common Stock will be evidence that the Independent Directors have determined that it is equitable to make no adjustments in the circumstances.

     (v) Statement Regarding Adjustments. Whenever the Conversion Ratio shall be adjusted as provided in this Section 5(c), the Corporation shall forthwith file, at the principal office of the Corporation, a statement showing in reasonable detail the facts requiring such adjustment, and the Conversion Ratio that shall be in effect after such adjustment and the Corporation shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each holder of shares of Series D Preferred Stock at the address appearing in the Corporation’s records.
     (vi) Notices. In the event that the Corporation shall give notice or make a public announcement to the holders of Common Stock of any action of the type described in this Section 5(c) (but only if the action of the type described in this Section 5(c) would result in an adjustment in the Conversion Ratio or a change in the type of securities or property to be delivered upon conversion of the Series D Preferred Stock), the Corporation shall, at the time of such notice or announcement, and in the case of any action which would require the fixing of a record date, at least ten (10) days prior to such record date, give notice to each holder of shares of Series D Preferred Stock, in the manner set forth in this Section 5(c)(vi), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the Conversion Ratio and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion or redemption of the Series D Preferred Stock. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.
     (vii) Miscellaneous. Except as provided in Section 5(c), no adjustment in respect of any dividends or other payments or distributions made to holders of Series D Preferred Stock or securities issuable upon the conversion of the Series B Preferred Stock or Series B-1 Preferred Stock will be made while the Series D Preferred Stock is outstanding or upon the conversion of the Series D Preferred Stock. In addition, notwithstanding any of the foregoing, no such adjustment will be made for the issuance or conversion of any Securities (as defined in the Purchase Agreement).
     6. Business Combinations. In case of any Business Combination or reclassification of the Common Stock (except a reclassification described in Section 5(c)(1) above), the Corporation shall cause lawful provision to be made as part of the terms of such Business Combination or reclassification such that each holder of a share of Series D Preferred Stock then outstanding shall have the right thereafter to exchange such share for, or convert such share into, the kind and amount of securities, cash and other property, if any, receivable upon the Business Combination or reclassification by a holder of the number of shares of Common Stock into which a share of Series D Preferred Stock would have been convertible (without regard to any limitations on conversion set forth in Section 5 hereof) immediately prior to the Business Combination or reclassification.
     7. Status of Shares. Unless otherwise approved by the written consent of, or the affirmative vote in favor at a meeting called for that purpose by, holders of at least a majority of the outstanding shares of Series D Preferred Stock, all shares of Series D Preferred Stock that are converted pursuant to Section 5 hereof or exchanged pursuant to the terms of the Purchase

Agreement and all shares of Series D Preferred Stock that are otherwise reacquired by the Corporation shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized but unissued shares of preferred stock, without designation as to series, subject to reissuance by the Board of Directors as shares of Series D Preferred Stock or of any one or more other series.
     8. Voting Rights.
     (a) Subject to the restrictions contained in Section 8(d), the holders of record of shares of Series D Preferred Stock shall be entitled to vote with the holders of Common Stock on an as-converted basis on all matters submitted for a vote of holders of Common Stock (voting together with the holders of Common Stock as one class).
     (b) The holders of the shares of Series D Preferred Stock shall be entitled to notice of all stockholders’ meetings in accordance with the Certificate of Incorporation and the Bylaws of the Corporation as if they are holders of Common Stock.
     (c) So long as shares of Series D Preferred Stock are outstanding, the Corporation shall not, without the written consent or affirmative vote at a meeting called for that purpose by holders of at least a majority of the outstanding shares of Series D Preferred Stock, amend, alter or repeal any provision of this Certificate (by merger, consolidation or otherwise) in any manner significant and adverse to the holders of the Series D Preferred Stock, provided that no such consent or vote of the holders of Series D Preferred Stock shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, all shares of Series D Preferred Stock at the time outstanding shall have been converted into Common Stock pursuant to Section 5.
     (d) Restrictions on Voting Rights. Except as provided in this Section 8(d), any portion of the Series D Preferred Stock that is held as nonvoting shall be identical in all respects to Series D Preferred Stock that is voting.
     (i) If, and to the extent that, prior notice and/or approval under the laws relating to money transmission or the sale of checks of any state is required in order for any holder (or group of related holders) of record to hold or vote more than 9.9%, or such other threshold as may be applicable (the “Applicable Threshold”), of the Corporation’s outstanding voting securities, then, to the extent permitted by applicable law, that portion of the Series D Preferred Stock that is in excess of the Applicable Threshold shall be nonvoting in all respects. This Section 8(d)(i) shall terminate on the Voting Date.
     (ii) Any shares of Series D Preferred Stock beneficially owned by GS, its Affiliates or a Restricted Transferee shall not, under any circumstance, be entitled to the voting rights contained in Section 8(a) hereof, and shall not be entitled to vote on any matter presented to stockholders for approval; provided, however, if GS, its Affiliates or a Restricted Transferee shall, subject to applicable transfer restrictions, transfer any such shares of Series D Preferred Stock to any other person such that they are not beneficially owned by GS or an Affiliate thereof or a Restricted Transferee, such transferred shares shall, from and after the time of such transfer, be entitled to the voting rights set forth in this Section 8 (subject to the limitations contained herein).
     (e) The consent or votes required in Section 8(c) shall be in addition to any approval of the stockholders of the Corporation which may be required by law or pursuant to any provision of the Corporation’s Certificate of Incorporation or Bylaws, which approval shall be obtained by vote of the stockholders of the Corporation in the manner provided in Section 8(a).
     9. Definitions.
     Unless the context otherwise requires, when used herein the following terms shall have the meaning indicated.
“Affiliate” means, with respect to any Person, any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person. For purposes of this definition, the term “control” (and correlative terms “controlling,” “controlled by” and “under common control with”) means possession of the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.
“Board of Directors” means the board of directors of the Corporation.
“Business Combination” means (i) any reorganization, consolidation, merger, share exchange or similar business combination transaction involving the Corporation with any Person or (ii) the sale, assignment, conveyance, transfer, lease or other disposition by the Corporation of all or substantially all of its assets.
“Common Stock” means the common stock of the Corporation, par value $0.01 per share.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.
“Independent Director” shall have the meaning set forth in the Purchase Agreement,
“Person” means an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).
“Purchase Agreement” means the Amended and Restated Purchase Agreement, dated as of March 17, 2008 among the Corporation and the purchasers named therein, including all schedules and exhibits thereto, as the same may be amended from time to time.
“Series B Certificate” shall mean that Certificate of Designations, Preferences and Rights of Series B Participating Convertible Preferred Stock of the Corporation in the form contemplated by the Purchase Agreement.
“Series B Preferred Stock” means the Series B Participating Convertible Preferred Stock of the Corporation, par value $0.01 per share.

“Series B-1 Certificate” shall mean that Certificate of Designations, Preferences and Rights of Series B-1 Participating Convertible Preferred Stock of the Corporation in the form contemplated by the Purchase Agreement.
“Series B-1 Preferred Stock” means the Series B-1 Participating Convertible Preferred Stock of the Corporation, par value $0.01 per share.
“Subsidiary” of a Person means (i) a corporation, a majority of whose stock with voting power, under ordinary circumstances, to elect directors is at the time of determination, directly or indirectly, owned by such Person or by one or more Subsidiaries of such Person, or (ii) any other entity (other than a corporation) in which such Person or one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has at least a majority ownership interest.
“Voting Date” means the earlier of (i) such date as all applicable state regulatory approvals for the acquisition of control of the Corporation by the holders of the Series B Preferred Stock as of the Closing Date (as defined in the Purchase Agreement) (such holders, collectively, “THL”) have been obtained as reasonably determined by the Corporation and THL, or (ii) June 15, 2008. If a stockholder vote (or action by written consent) on any matter is required by law to occur prior to the Voting Date, then the Voting Date shall occur no later than immediately prior to such record date.
“Widely Dispersed Offering” means (i) a widespread public distribution, (ii) a transfer to an underwriter for the purpose of conducting a widespread public distribution, (iii) a transfer in which no transferee (or group of associated transferees) would receive 2% or more of any class of voting securities of the Corporation, or (iv) a transfer to a transferee that would control more than 50% of the voting securities of the Corporation without any transfer from GS or its Affiliates or a Restricted Transferee or its Affiliates, as applicable.
     10. Certain Other Provisions.
     (a) If any Series D Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation will issue, in exchange and in substitution for and upon cancellation of the mutilated certificate, or in lieu of and substitution for the certificate lost, stolen or destroyed, a new Series D Preferred Stock certificate of like tenor and representing an equivalent amount of Series D Preferred Stock, upon receipt of evidence of such loss, theft or destruction of such certificate and, if requested by the Corporation, an indemnity on customary terms for such situations reasonably satisfactory to the Corporation.
     (b) The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.
     (c) This Certificate shall become effective upon the filing thereof with the Secretary of State of the State of Delaware.
     11. No Other Rights.

     The shares of Series D Preferred Stock shall not have any relative, participating, optional or other special rights and powers except as set forth herein or as may be required by law.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed and acknowledged by its undersigned duly authorized officer this ____ day of _____, 20_.

MONEYGRAM INTERNATIONAL, INC.
By:
Name:
Title: